Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

We have issued our report dated March 16, 2017, with respect to the consolidated financial statements included in the Annual Report of Histogenics Corporation on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Histogenics Corporation on Form S-3 (File No. 333-213980) and on Forms S-8 (File No. 333-201552, File No. 333-210075, and File No. 333-212358).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

March 16, 2017